Exhibit 99

NIC Earns Eight Cents Per Share in Fourth Quarter 2011; Operating Income up 20 Percent

New portals contribute to topline growth; full year financial results exceed annual earnings guidance

OLATHE, Kan.--(BUSINESS WIRE)--February 2, 2012--NIC Inc. (NASDAQ: EGOV), the premier provider of eGovernment services, today announced net income of $5.5 million and earnings per share of eight cents on total revenues of $45.1 million for the three months ended December 31, 2011. Operating income was $9.6 million for the quarter, up 20 percent from the prior year quarter. In fourth quarter 2010, the company reported net income of $5.1 million and earnings per share of eight cents on total revenues of $40.8 million.

Fourth Quarter 2011 Performance

Fourth quarter 2011 portal revenues were $42.3 million, a 9 percent increase over fourth quarter 2010. On a same state basis, portal revenues were up 6 percent in the fourth quarter. Same state transaction-based revenues from non-driver record exchange (non-DMV) services rose 18 percent over fourth quarter 2010 through strong performance from several key services, including vehicle registrations, professional license renewals, inmate banking, and tax filings. Same state DMV revenues decreased 2 percent, while same state time & materials revenues were down 15 percent, reflecting ongoing state government budget challenges.

“For the past 20 years, we have been developing innovative eGovernment services that provide efficiencies for business-to-government transactions,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “With several state government administrations focused on making their states as business-friendly as possible, launching online alternatives for businesses is more important than ever.”

Current quarter revenues from the new Mississippi portal, which began generating revenues in May 2011, were $0.9 million with cost of portal revenues of $0.5 million. Current quarter revenues related to the new Delaware portal, which began generating revenues in October 2011, were $0.3 million with cost of portal revenues of $0.2 million. Cost of portal revenues in the current quarter included start-up costs of approximately $0.5 million from the Maryland and Oregon portals, which were not fully deployed as of the end of the current quarter. Cost of portal revenues in the prior year quarter included approximately $0.2 million of portal related start-up costs.

Portal gross profits increased to $16.5 million, a 17 percent increase over the prior year quarter. NIC’s portal gross profit percentage was 39 percent in the current quarter, up from 36 percent in the prior year quarter, affected positively by lower employee health insurance costs in the current quarter due to improved claims experience, and lower debit card interchange fees as a percentage of portal revenues resulting from the Durbin Amendment’s regulation of debit card interchange fees, which went into effect on October 1, 2011.

Software & services revenues were $2.8 million in the current quarter, up 33 percent from the prior year quarter, driven by revenues from the Company’s self-funded contract with the U.S. Department of Transportation’s Federal Motor Carrier Safety Administration to operate the Pre-Employment Screening Program (PSP). Launched in May 2010, the PSP generated approximately $1.5 million in revenues in the fourth quarter of 2011 compared to $0.9 million in the prior year quarter, contributing to a 61 percent increase in software & services gross profits over the prior year quarter.

“NIC’s solid performance for the fourth quarter is the direct result of the key growth drivers we communicate regularly – new partners, new services, and federal opportunities,” said Mr. Herington. “I am also encouraged by the impact of our employee wellness initiatives resulting in better health insurance claims experience, and ultimately improved profits. Employee well-being has been and will continue to be a top priority at NIC.”

Selling & administrative expenses were $7.4 million in the current quarter, a 22 percent increase from the fourth quarter of 2010. As a percentage of total revenues, selling & administrative expenses were 16 percent in the current quarter, up from 15 percent in the fourth quarter of 2010. The Company incurred approximately $1.7 million in legal costs and other third-party expenses in the fourth quarter of 2011 in connection with the previously disclosed SEC matter and derivative action. However, the Company also received approximately $1.2 million of reimbursement from its directors’ and officers’ liability insurance carrier and approximately $0.2 million of other reimbursements in the current quarter, which were treated as a reduction of selling & administrative expenses, resulting in a net increase in expense of approximately $0.3 million. Selling & administrative expenses in the prior year quarter include approximately $1.0 million of costs related to the SEC matter. However, the Company received approximately $1.2 million of reimbursement from its directors’ and officers’ liability insurance carrier in the prior year quarter, resulting in a net decrease in expense of approximately $0.2 million.

The Company’s effective tax rate in the current quarter increased to 42 percent from 37 percent in the prior year quarter, primarily due to higher non-deductible expenses.

At December 31, 2011, NIC’s cash and cash equivalents totaled $61.6 million, excluding approximately $16.2 million of cash that was restricted to pay the previously disclosed special cash dividend of $0.25 per share on January 3, 2012.

Fourth Quarter Operational Highlights

During the fourth quarter, the Company announced that the state of Oregon signed agreements with the Company to provide eGovernment services and manage the state’s official web portal. The agreements, which extend for 10 years through 2021, secure the primary funding source, concluding a competitive bid process. The Oregon portal is currently working to develop new self-funded online services, as well as rebuild and migrate hundreds of existing state agency websites and web applications from legacy systems to one standard platform.

Also during the quarter, Oklahoma renewed its contract for one year, with the option to extend the contract for two additional one-year terms.

Several new business-to-government services were launched during the quarter, including Colorado Business Express, a new online business registration service; Maine’s online training courses for sellers and servers of alcoholic beverages; New Jersey’s Business Record Service offering immediate access to reports on business entity and trade names; West Virginia’s online 10-Day Truck Permits required for trucking companies with commercial vehicles not registered in the state; and Nebraska’s Corporate & Business Document eDelivery System launched through the Secretary of State’s office.

Recently, the Company realigned certain executive titles to better reflect roles and responsibilities. Effective immediately, Robert Knapp is NIC’s Chief Operating Officer, and William (Brad) Bradley is the Company’s Executive Vice President, Chief Administrative Officer, and General Counsel.

“Robert and Brad both play vital roles in the success and growth of this Company,” said Mr. Herington. “Over the past few years they have each taken on new areas of responsibility, and their new titles are a more accurate reflection of the strategic guidance they provide the Company.”

Full-Year 2011 Performance

Fiscal year 2011 total revenues rose 12 percent to $180.9 million and portal revenues grew 10 percent to $170.3 million, driven by steady same state revenue growth, and the new Mississippi and Delaware portals, which began generating revenue in the second quarter and fourth quarter of 2011, respectively. On a same state basis, portal revenues were 8 percent higher than in 2010, with same state non-DMV transaction revenues growing 20 percent and same state DMV revenues flat for the year. Same state time & materials revenues decreased by 9 percent for the year, while same state portal management revenues increased 4 percent.

Software & services revenues reached $10.6 million, up 67 percent from 2010 due mainly to a full year of revenues from the federal PSP service, which totaled $6.1 million in 2011 as compared to $2.0 million in 2010. This drove a 177 percent increase in software & services gross profits to $6.6 million for the year.

Selling & administrative expenses as a percentage of total revenues were 16 percent, down from 17 percent in 2010. In 2011, costs related to the SEC matter and derivative action, net of directors’ and officers’ liability insurance and other reimbursements, decreased approximately $2.9 million from 2010.

Operating income increased 31 percent to $38.5 million for the year, and NIC’s operating income margin reached 21 percent in 2011, up from 18 percent in 2010.

NIC earned 35 cents per share in 2011, up from 28 cents in 2010, exceeding the high end of the Company’s 2011 earnings guidance.

“Our focus on securing new partnerships and delivering the best service to our existing partners contributed to NIC’s strong financial results for the year,” said Steve Kovzan, NIC Chief Financial Officer.

Full-Year 2012 Outlook

For full-year 2012, NIC currently expects total revenues of $199.5 - $204.5 million, with portal revenues ranging from $188.8 - $193.3 million and software & services revenues ranging from $10.7 - $11.2 million. The Company also currently expects operating income to range from $37.5 - $40.5 million and net income of $21.5 - $23.5 million.

Portal gross profit margins for the year are currently expected to remain in the upper-30 percent range, while software & services gross profit margins are currently expected to be in the upper-50 percent to low-60 percent range.

Selling & administrative expenses are currently expected to approximate 16 percent of total revenues. Depreciation & amortization expense as a percentage of total revenues is expected to approximate at least 3 percent in 2012, with capital expenditures currently expected to range from $13.0 - $13.5 million for the year, of which $8.0 - $8.5 million relates to the Company’s new agreement with the Texas Department of Public Safety (DPS) to consolidate the current business processes and supporting applications for DPS’s Regulatory Services Division into a single suite of online services, as previously announced.

“2012 is an exciting year for NIC,” said Mr. Herington. “The Texas RSA 2.0 project will ultimately reap tremendous benefit for the Company in the future, and is worth the investments we are making this year.”

The Company currently expects its effective tax rate in 2012 to be approximately 42 percent, up from approximately 40 percent in 2011 due to higher non-deductible expenses and no benefit related to the Federal research and development tax credit for the 2012 tax year, as legislation extending the tax credit beyond December 31, 2011 has not yet been enacted.

“Our financial guidance for 2012 reflects our current expectations of continued strong performance from our core government portal management business, building on the fantastic business development year we had in 2011, when we were awarded four new state portal contracts and significantly expanded our scope of services in Texas,” said Steve Kovzan, NIC’s Chief Financial Officer. “While the Texas DPS and Oregon contracts will require significant start-up investment, particularly in the first half of the year, we currently expect these contracts will begin to contribute favorably to our bottom line exiting the year, serving as catalysts for accelerated growth in 2013 and beyond.”

2012 projections do not include revenues from Maryland or revenues and operating expenses from any unannounced contracts.

Fourth Quarter Earnings Call and Webcast Details

Dial-In Information
Thursday, February 2, 2012
4:30 p.m. (EST)
Call bridge: 866-225-8754 (U.S. callers) or 480-629-9645 (international callers)
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer

Webcast Information
To sign in and listen: The Webcast system is available at http://www.egov.com/investors.

A replay of NIC’s fourth quarter earnings call will be available until 11 p.m. (EDT) on August 3, 2012, by visiting http://www.egov.com/investors.

About NIC

NIC Inc. (NASDAQ: EGOV) is the nation's leading provider of official government portals and online services, and secure government payment processing solutions. The company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The NIC family of companies provides eGovernment solutions for more than 3,000 federal, state, and local agencies across the United States. Additional information is available at http://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the current fiscal year, statements regarding the planned implementation of new portal contracts and a portal consolidation project and statements regarding continued implementation of NIC’s business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC's ability to implement its new portal contracts and portal consolidation project in a timely and cost-effective manner; NIC’s ability to successfully increase the adoption and use of eGovernment services; the possibility of reductions in fees or revenues as a result of budget deficits, government shutdowns or changes in government policy; the success of the Company in signing contracts with new states and federal government agencies, including continued favorable government legislation; NIC’s ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; the possibility of security breaches through cyber attacks; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011 and in NIC’s Quarterly Reports on Form 10-Q filed with the SEC in 2011. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

NIC INC. FINANCIAL SUMMARY (UNAUDITED) Thousands except per share amounts and percentages

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Portal revenues	$42,288	$38,744	$170,276	$155,176
Software & services revenues	2,765	2,074	10,623	6,358
Total revenues	45,053	40,818	180,899	161,534
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	25,825	24,686	104,730	95,552
Cost of software & services revenues, exclusive of depreciation & amortization	961	955	4,031	3,980
Selling & administrative	7,351	6,017	28,732	27,926
Amortization of acquisition-related intangible assets	81	81	323	323
Depreciation & amortization	1,214	1,048	4,575	4,354
Total operating expenses	35,432	32,787	142,391	132,135
Operating income	9,621	8,031	38,508	29,399
Other expense, net	(28)	(9)	(34)	(10)
Income before income taxes	9,593	8,022	38,474	29,389
Income tax provision	4,069	2,964	15,531	11,026
Net income	$5,524	$5,058	$22,943	$18,363

Basic net income per share	$0.08	$0.08	$0.35	$0.28
Diluted net income per share	$0.08	$0.08	$0.35	$0.28

Weighted average shares outstanding:
Basic	64,176	63,696	64,018	63,511
Diluted	64,325	63,884	64,157	63,609

Key Financial Metrics:
Revenue growth - outsourced portals	9%	10%	10%	21%
Same state revenue growth - outsourced portals	6%	10%	8%	8%
Recurring portal revenue as a % of total portal revenues	91%	89%	91%	89%
Gross profit % - outsourced portals	39%	36%	38%	38%
Revenue growth - software & services	33%	65%	67%	47%
Gross profit % - software & services	65%	54%	62%	37%
Selling & administrative expenses as a % of total revenues	16%	15%	16%	17%
Operating income as a % of total revenue	21%	20%	21%	18%

Portal Revenue Analysis:
DMV transaction-based	$15,079	$14,742	$64,985	$62,873
Non-DMV transaction-based	21,160	17,618	81,313	67,409
Portal software development	3,699	4,339	15,515	17,080
Portal management	2,350	2,045	8,463	7,814
Total portal revenues	$42,288	$38,744	$170,276	$155,176

NIC INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED) Thousands except par value amount

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$61,639	$51,687
Cash restricted for payment of dividend	16,231	-
Trade accounts receivable, net	49,306	42,059
Deferred income taxes, net	916	872
Prepaid expenses & other current assets	5,994	5,920
Total current assets	134,086	100,538

Property and equipment, net	8,853	6,758
Intangible assets, net	1,088	1,539
Deferred income taxes, net	83	2,298
Other assets	243	243
Total assets	$144,353	$111,376

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$45,038	$41,599
Accrued expenses	16,293	14,464
Dividend payable	16,231	-
Other current liabilities	310	694
Total current liabilities	77,872	56,757

Other long-term liabilities	1,405	1,350
Total liabilities	79,277	58,107

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
64,178 and 63,706 shares issued and outstanding	6	6
Additional paid-in capital	96,799	107,935
Accumulated deficit	(31,729)	(54,672)
Total stockholders' equity	65,076	53,269
Total liabilities and stockholders' equity	$144,353	$111,376

NIC INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, January 1, 2011	63,706	$6	$107,935	$(54,672)	$53,269
Net income	-	-	-	22,943	22,943
Dividends declared	-	-	(16,231)	-	(16,231)
Dividend equivalents on performance-based restricted
stock awards	-	-	(110)	-	(110)
Restricted stock vestings	533	-	120	-	120
Shares surrendered and cancelled upon vesting of
restricted stock to satisfy tax withholdings	(165)	-	(1,922)	-	(1,922)
Stock-based compensation	-	-	4,510	-	4,510
Tax deductions relating to stock-based
compensation	-	-	1,509	-	1,509
Shares issuable in lieu of dividend payments on unvested
performance-based restricted stock awards	-	-	336	-	336
Issuance of common stock under employee stock
purchase plan	104	-	652	-	652
Balance, December 31, 2011	64,178	$6	$96,799	$(31,729)	$65,076

NIC INC. CASH FLOW SUMMARY (UNAUDITED) Thousands

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010

Cash flows from operating activities:
Net income	$5,524	$5,058	$22,943	$18,363
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of acquisition-related intangible assets	81	81	323	323
Depreciation & amortization	1,214	1,101	4,575	4,354
Stock-based compensation expense	1,093	892	4,510	4,029
Deferred income taxes	1,272	590	789	(187)
Loss on disposal of property and equipment	30	11	38	13
Changes in operating assets and liabilities:
(Increase) in trade accounts receivable, net	(5,450)	(2,197)	(7,247)	(3,095)
(Increase) decrease in prepaid expenses & other current assets	1,635	(1,551)	1,308	(1,665)
(Increase) decrease in other assets	3	(1)	-	(1)
Increase (decrease) in accounts payable	10,424	4,499	3,439	(1,273)
Increase (decrease) in accrued expenses	(2,254)	133	(92)	358
Increase (decrease) in other current liabilities	(125)	425	(264)	29
Increase in other long-term liabilities	10	491	280	743
Net cash provided by operating activities	13,457	9,532	30,602	21,991
Cash flows from investing activities:
Purchases of property and equipment	(2,247)	(1,144)	(6,137)	(4,102)
Proceeds from sale of property and equipment	8	-	8	4
Capitalized internal use software development costs	(132)	(69)	(451)	(470)
Net cash used in investing activities	(2,371)	(1,213)	(6,580)	(4,568)
Cash flows from financing activities:
Cash dividends on common stock	-	(16,189)	-	(35,501)
Cash restricted for payment of dividend	(16,231)	-	(16,231)	-
Proceeds from employee common stock purchases	-	(3)	652	679
Proceeds from exercise of employee stock options	-	58	-	73
Tax deductions related to stock-based compensation	17	268	1,509	381
Net cash used in financing activities	(16,214)	(15,866)	(14,070)	(34,368)
Net increase (decrease) in cash and cash equivalents	(5,128)	(7,547)	9,952	(16,945)
Cash and cash equivalents, beginning of period	66,767	59,234	51,687	68,632
Cash and cash equivalents, end of period	$61,639	$51,687	$61,639	$51,687
Other cash flow information:
Income taxes paid	$2,082	$3,784	$11,727	$12,189

CONTACT:
NIC Inc.
Angela Skinner, 913-754-7054
Director of Communications & Investor Relations
askinner@egov.com